Exhibit 10.1

PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED BECAUSE IT IS NOT MATERIAL AND OF A TYPE THAT PMGC HOLDINGS INC. TREATS AS PRIVATE OR CONFIDENTIAL. SUCH REDACTED PORTIONS ARE INDICATED WITH “[***].”

STOCK PURCHASE AGREEMENT

between

[***],

[***], A&B AEROSPACE, INC.,

and

PMGC Holdings Inc.

dated as of

May 11, 2026

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of [*], 2026, is entered into by and among A&B Aerospace, Inc., a California corporation (the “Company”), [***], and [***], constituting all of the stockholders of the Company (collectively, “Sellers”), and PMGC Holdings Inc., a Nevada corporation (“Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein, including those set forth in Exhibit A attached hereto.

RECITALS

WHEREAS, Sellers own 100% of the issued and outstanding shares (the “Shares”), of the Company; and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and sale

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance) (each, an “Encumbrance”), except for those items set forth in Section 1.01 of the Disclosure Schedules, on a cash-free debt-free basis.

Section 1.02 Purchase Price.

(a) The aggregate purchase price for the Shares (the “Purchase Price”) is (1) $4,500,000 in cash, of which $4,275,0000 is payable to the Sellers in cash at Closing (the “Closing Purchase Price”), and $225,000 constituting the Holdback Amount (the “Indemnification Holdback”), which shall be retained by Buyer at Closing; plus (2) the Estimated Closing Cash Balance, it being agreed and understood that the Sellers shall use their commercially best efforts to cause the Company to have an Estimated Closing Cash Balance of at least $300,000; plus (3) the amount, if any, by which Estimated Closing Net Working Capital is greater than the Net Working Capital Target less (4) the amount, if any, by which the Estimated Closing Net Working Capital is less than the Net Working Capital Target as described in Section 1.04 (the “Closing Payment”). The “Net Working Capital Target” means an amount equal to $855,669.

(b) Buyer shall pay the Closing Purchase Price to Sellers at the Closing by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.02 of the Disclosure Schedules. The term “Disclosure Schedules” means the disclosure schedules, attached hereto and made a part of this Agreement, delivered by Sellers concurrently with the execution, closing, and delivery of this Agreement.

(c) At Closing, the Buyer will retain the Indemnification Holdback to satisfy the indemnification under Section 7.01(d). In the event that such indemnification claim is less than the Indemnification Holdback, Buyer shall pay over to the Sellers any remaining amounts of the Indemnification Holdback within ten days of the final adjudication of such claim.

Section 1.03 Withholding Taxes. Buyer is entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

Section 1.04 Closing Adjustment.

(a) No later than three (3) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth a reasonable good faith calculation of an estimate of (i) a balance sheet of the Company as of the Closing prepared on a basis consistent with the preparation of the Balance Sheet (the “Estimated Closing Balance Sheet”) and (ii) a calculation of the Net Working Capital based on the Estimated Closing Balance Sheet (the “Estimated Net Working Capital”). The Estimated Net Working Capital will be calculated as at the Closing Date, and applied on a basis consistent with the accounting, policies, principles, practices, procedures, methodologies, and estimation techniques used in the preparation of the Balance Sheet, and shall include accounts receivable, works in progress, booked but unfulfilled orders, less accounts payable and two payrolls of the Company, all as of the Closing Date, and (iii) a calculation of the Cash of the Company at Closing (the “Estimated Closing Cash Balance”). The Parties acknowledge that the Estimated Closing Statement shall be used for purposes of calculating the Closing Payment.

(b) Within ninety (90) days after the Closing, Buyer shall prepare and deliver to Sellers a calculation of the Net Working Capital of the Company as of the Closing (the “Closing Net Working Capital”), and a calculation of the Cash of the Company as of the Closing (the “Final Closing Cash Balance”), collectively, the “Closing Statement”). After delivery of the Closing Statement, Buyer shall permit Seller and its accountants reasonable access to the accounting records, work papers and computations used by Buyer in the preparation of the Closing Statement.

(c) If Sellers dispute any amounts reflected on the Closing Statement as delivered by Buyer, Sellers shall so notify Buyer in writing (a “Notice of Dispute”) not more than forty-five (45) days after the date Sellers receive the Closing Statement, specifying in reasonable detail all points of disagreement and setting forth Sellers’ own calculations of the amounts it claims are proper for each such item in the Closing Statement it disagrees with (any such disagreement hereinafter, a “Disagreement”). If Sellers fail to deliver a Notice of Dispute within such forty-five (45)-day period, Sellers shall be deemed to have accepted the Closing Statement (and all amounts and calculations set forth thereon) and the Closing Statement as originally delivered by Buyer (and all such amounts and calculations) shall be final, binding, and non-appealable by the Parties. If a Notice of Dispute is timely delivered, Sellers and Buyer shall negotiate in good faith to resolve any Disagreement (as evidenced by a written agreement between them). Only those items and calculations specifically included in the Notice of Dispute as required herein shall be eligible for inclusion in the Disagreement. If the Disagreement is not resolved by Buyer and Sellers in writing within thirty (30) days after Buyer receives the Notice of Dispute, they shall refer the Disagreement to an independent nationally recognized accounting firm that is mutually agreed to by Buyer and Sellers in writing (the “Accountant”) for resolution of such Disagreement in accordance with the terms of this Agreement. Buyer and Seller shall instruct the Accountant that the determinations of such firm with respect to any Disagreement shall be rendered within fifteen (15) days after the referral of the Disagreement or as soon thereafter as reasonably possible. The scope of the Accountant’s authority to act shall be strictly limited to determining whether the unresolved items that remain in dispute in the Disagreement were prepared in accordance with this Agreement, including the Accounting Principles, and the Accountant shall determine, on such basis, whether and to what extent the Closing Statement requires adjustment. The Accountant’s decision shall be based solely on written submissions and presentations by Sellers and Buyer and their respective representatives and not based on any independent review by the Accountant. The Accountant shall act as an expert, not an arbitrator, and shall have authority only to address and calculate values for only those items that remain in dispute in the Disagreement and may not assign a value greater than the greatest value claimed for such item by either Party or smaller than the smallest value for such item claimed by either Party. The determination of the Accountant pursuant to this Section 1.04(c) shall be final and binding on the Parties. The fees, costs and expenses of the Accountant shall be allocated between the Sellers, jointly and severally, on the one hand, and Buyer, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Accountant that is unsuccessfully disputed by each such Party (as finally determined by the Accountant) bears to the total amount of disputed items so submitted; provided, that such fees, costs and expenses shall not include, so long as a Party complies with the procedures of this Section 1.04(c), the other Party’s outside counsel or accounting fees. The Closing Net Working Capital and Closing Cash Balance, each as set forth on the Closing Statement as finally determined in accordance with the terms of this Section 1.04(c), shall be referred to as the “Final Net Working Capital” and the “Final Cash Balance” respectively.

(d) Final Adjustment Amount.

(i)  The “Closing Cash Balance Adjustment,” which may be positive or negative, means the Final Cash Balance minus the Estimated Closing Cash Balance.

(ii) The “Net Working Capital Adjustment Amount,” which may be positive or negative, means the Final Net Working Capital minus the Estimated Net Working Capital.

(iii) The “Final Adjustment Amount”, which may be positive or negative, means the Closing Cash Balance Adjustment plus the Net Working Capital Adjustment Amount.

(e) If the Final Adjustment Amount is a positive number, Seller shall be entitled to receive from Buyer an amount in cash. If the Final Adjustment Amount is a negative number, Buyer shall be entitled to receive from the Seller an amount in cash equal to such amount.

(f) If either Party is entitled to receive a payment pursuant to Section 1.04(e), such Party shall, not more than five (5) Business Days after determination of the Final Adjustment Amount, make payment of the value of the Final Adjustment Amount by wire transfer in immediately available funds to the other Party as so directed by such Party.

ARTICLE II
CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) remotely by exchange of documents and signatures (or their electronic counterparts).

Section 2.02 Sellers’ Closing Deliverables. At the Closing, Sellers shall deliver to Buyer the following:

(a) Share certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(b) A certificate of the Sellers or a Secretary (or other officer acting in such capacity) of the Seller if an entity certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors of the Sellers and its stockholders authorizing the execution, delivery, and performance of this Agreement, and any other agreement, document or instrument entered into or delivered in connection with the transactions contemplated in this Agreement (collectively, the “Transaction Documents”) to which the Sellers or the Company is a party and the Closing, and that such resolutions are in full force and effect; (ii) the names, titles, and signatures of the officers or other signatories of the Sellers authorized to execute the Transaction Documents; and (iii) that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect;

(c) A duly executed Lease Agreement between the Company and [***] and [***];

(d) A duly executed Employment Agreement between the Company and [***] in substantially the form attached hereto as Exhibit B (“[***] Employment Agreement”);

(e) Copies of all required consents or approvals;

(f) Resignations of the directors and officers of the Company, effective as of the Closing Date, provided, however, that [***] will remain as the President of the Company pursuant to the terms of the [***] Employment Agreement; and

(g) A good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction in which the Company is organized and each jurisdiction where the Company is required to be qualified, registered, or authorized to do business. The term “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

Section 2.03 Buyer’s Deliveries. At the Closing, Buyer shall deliver the following to Seller:

(a) The Closing Purchase Price; and

(b) A certificate of the Secretary (or other officer) of Buyer certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; and (ii) the names, titles, and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents to which it is a party.

ARTICLE III
Representations and warranties of THE SELLERS AND THE COMPANY

The Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Seller’s knowledge,” “knowledge of Seller,” and any similar phrases shall mean the actual knowledge of any Seller and any director or officer of the Company, after due inquiry.

Section 3.01 Organization and Authority of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the Laws (as defined in Section 3.05) of California. The Company and the Seller each has full power and authority to enter into this Agreement and the other Transaction Documents to which Company and the Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company and by each Seller of this Agreement and any other Transaction Document to which the Company and such Seller is a party, the performance by the Company and each Seller of its respective obligations hereunder and thereunder, and the consummation by the Company and each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and each Seller. This Agreement and each Transaction Document to which Company and each Seller is a party constitute legal, valid, and binding obligations of the Company and such Seller enforceable against Company and such Seller, respectively, in accordance with their respective terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

Section 3.02 Title to Shares. All of the Shares owned by each Seller are owned of record and beneficially by each such Seller, free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Shares and payment therefore in accordance with the terms of this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances. Notwithstanding anything herein to the contrary, each Seller makes the representation set forth in this Section 3.02 for himself only and not for any other Seller.

Section 3.03 Capitalization.

(a) The authorized shares of the Company consist of 5,000 shares, of which 1,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid, and nonassessable.

(b) All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).

(c) There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the shares of the Company or obligating Seller or the Company to issue or sell any shares of, or any other interest in, the Company. There are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 No Subsidiaries. The Company does not have, or have the right to acquire, an ownership interest in any other Person.

Section 3.05 No Conflicts or Consents. The execution, delivery, and performance by the Company and Sellers of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of any Seller or the Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to any Seller or the Company; (c) except as set forth on Schedule 3.05, require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which any Seller or the Company is a party or by which any Seller or the Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company or the Shares.

Section 3.06 Financial Statements. Complete copies of: (i) the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31, 2024 and December 31, 2023, and the related statements of income and retained earnings, stockholders’ equity, and cash flow for the years then ended; and (ii) unaudited financial statements for each fiscal quarter of 2025 of the Company prior to the Closing Date (the financial statements in clauses (i) and (ii) of this Section 3.06, collectively, the “Financial Statements”) have been or will be delivered to Buyer prior to the Closing Date, to the satisfaction of Buyer. The Financial Statements and any Audited Financial Statements delivered by the Seller prior to the Closing have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time (“GAAP”), applied on a consistent basis throughout the period involved. The Financial Statements and the Audited Financial Statements are based on the books and records of the Company and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2025 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07 Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount. The Company does not have any Liabilities for borrowed money or other indebtedness.

Section 3.08 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, the Company has been operating in the ordinary course of business consistent with past practice and there has not been, with respect to the Company, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, to have a material adverse effect on the business, results of operations, condition (financial or otherwise), or assets of the Company.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each Contract that is material to the Company (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (as defined in Section 3.10(a)), being “Material Contracts”), including the following:

(i) each Contract of the Company involving aggregate consideration in excess of $100,000.00 and which, in each case, cannot be cancelled by the Company without penalty or without more than 60 days’ notice;

(ii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax (as defined in Section 3.19(a)), environmental, or other Liability of any Person;

(iii) all Contracts relating to Intellectual Property (as defined in Section 3.11(a)), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv) except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company; and

(v) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Real Property; Title to Assets; Condition and Sufficiency of Assets.

(a) Section 3.10(a) of the Disclosure Schedules lists all real property in which the Company has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the “Real Property”), including: (i) the street address of each parcel of Real Property; (ii) for Real Property that is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of any party to the lease; and (iii) the current use of each parcel of Real Property. Seller has delivered or made available to Buyer true, correct, and complete copies of all Contracts, title insurance policies, and surveys relating to the Real Property.

(b) The Company has good and valid (and, in the case of owned Real Property, good and indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets used in the operation of the business of the Company or reflected in the Financial Statements, or used in the operation of the business of the Company and acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date). All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 3.10(b) of the Disclosure Schedules.

(c) The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property. The use of the Real Property in the conduct of the Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or Contract and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.

(d) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.11 Intellectual Property.

(a) The term “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

(b) Section 3.11(b) of the Disclosure Schedules lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by the Company (the “Company IP Registrations”). The Company owns or has the valid and enforceable right to use all Intellectual Property used in or necessary for the conduct of the Company’s business as currently conducted (the “Company Intellectual Property”), free and clear of all Encumbrances. All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all necessary steps to maintain and enforce the Company Intellectual Property.

(c) The conduct of the Company’s business, as currently and formerly conducted, has not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

Section 3.12 Material Customers and Suppliers.

(a) Section 3.12(a) of the Disclosure Schedules sets forth each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $100,000.00 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”). The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to purchase or use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 3.12(b) of the Disclosure Schedules sets forth each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000.00 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”). The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.13 Insurance. Section 3.13 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers, and directors of the Company (collectively, the “Insurance Policies”). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. Neither Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. For purposes of this Agreement: (x) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise.

Section 3.14 Legal Proceedings; Governmental Orders.

(a) Except as set forth on Section 3.14 of the Disclosure Schedules, there are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by the Company, Seller, or any Affiliate of Seller: (i) relating to or affecting the Company or any of the Company’s properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding, and the Company is in compliance with all, Governmental Orders against, relating to, or affecting the Company or any of its properties or assets.

Section 3.15 Compliance with Laws; Permits.

(a) The Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets.

(b) All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) in order for the Company to conduct its business, including, without limitation, owning or operating any of the Real Property, have been obtained and are valid and in full force and effect. Section 3.15(b) of the Disclosure Schedules lists all current Permits issued to the Company and, to Seller’s knowledge, no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

Section 3.16 Environmental Matters.

(a) The terms: (i) “Environmental Laws” means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes; and (ii) “Hazardous Substances” means: (A) “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” or “toxic pollutants,” as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant, or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

(b) The Company has complied, and is now complying, with all Environmental Laws. Neither the Company nor Seller has received notice from any Person that the Company, its business or assets, or any real property currently or formerly owned, leased, or used by the Company is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(c) To the knowledge of the Sellers, there has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of the Company; or (ii) at, from, in, adjacent to, or on any real property currently or formerly owned, leased, or used by the Company. There are no Hazardous Substances in, on, about, or migrating to any real property currently or formerly owned, leased, or used by the Company, and such real property is not affected in any way by any Hazardous Substances.

Section 3.17 Employee Benefit Matters.

Section 3.17(a) of the Disclosure Schedules contains a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, “ERISA”), whether or not written and whether or not subject to ERISA, and each supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, equity, change in control, retention, severance, salary continuation, and other similar agreement, plan, policy, program, practice, or arrangement which is or has been established, maintained, sponsored, or contributed to by the Company or under which the Company has or may have any Liability (each, a “Benefit Plan”).

(a) For each Benefit Plan, Seller has made available to Buyer accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) in the case of a Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination or national office approval letter issued by the Internal Revenue Service and any legal opinions issued thereafter with respect to the Benefit Plan’s continued qualification; (iv) the most recent Form 5500 filed with respect to such Benefit Plan; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan.

(b) Each Benefit Plan and related trust has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a civil action, penalty, surcharge, or Tax under applicable Law or which would jeopardize the previously-determined qualified status of any Benefit Plan. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles. Benefits accrued under any unfunded Benefit Plan have been paid, accrued, or adequately reserved for to the extent required by GAAP.

(c) The Company has not incurred and does not reasonably expect to incur: (i) any Liability under Title I or Title IV of ERISA, any related provisions of the Code, or applicable Law relating to any Benefit Plan; or (ii) any Liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(d) The Company has not now or at any time since its inception contributed to, sponsored, or maintained: (i) any “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) any “single-employer plan” as defined in Section 4001(a)(15) of ERISA; (iii) any “multiple employer plan” as defined in Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (v) a leveraged employee stock ownership plan described in Section 4975(e)(7) of the Code; or (vi) any other Benefit Plan subject to required minimum funding requirements.

(e) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(f) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.18 Employment Matters.

(a) Section 3.18(a) of the Disclosure Schedules lists: (i) all employees, independent contractors, and consultants of the Company; and (ii) for each individual described in clause (i), (A) the individual’s title or position, hire date, and compensation, (B) any Contracts entered into between the Company and such individual, and (C) the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the Closing Date have been paid in full.

(b) The Company is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, “Union”), and no Union has represented or purported to represent any employee of the Company. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Company or any of its employees.

(c) The Company is and has been in compliance with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

Section 3.19 Taxes.

(a) All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”) required to be filed by the Company on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. Seller has delivered to Buyer copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company, for all Tax periods ending after December 31, 2021. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(b) The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(c) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(d) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

Section 3.20 Books and Records. The minute books and share record and transfer books of the Company, all of which are in the possession of the Company and have been made available to Buyer, are complete and correct.

Section 3.21 Related Party Transactions. Except as set forth on Section 3.20 of the Disclosure Schedules, there are no Contracts or other arrangements involving the Company in which Seller, its Affiliates, or any of its or their respective directors, officers, or employees (or any immediate family members thereof) is a party, has a financial interest, or otherwise owns or leases any material asset, property, or right which is used by the Company.

Section 3.22 Brokers. Except as set forth on Section 3.22 of the Disclosure Schedules, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.23 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof. For purposes of this ARTICLE IV, “Buyer’s knowledge,” “knowledge of Buyer,” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the Articles of Incorporation, by-laws, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that Seller has not registered the offer and sale of the Shares under the Securities Act or any state securities laws, and that the Shares may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. Except for Joseph Harmon of DAUM Commercial Real Estate, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

ARTICLE V
Covenants

Section 5.01 Confidentiality. From and after the Closing, the Sellers shall, and shall cause their respective Affiliates and its and their respective directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, “Representatives”) to, hold in confidence any and all information, in any form, concerning the Company, except to the extent that the Sellers can show that such information: (a) is generally available to and known by the public through no fault of the Sellers, any of their respective Affiliates, or their respective Representatives; or (b) is lawfully acquired by Sellers, any of their respective Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If Sellers or any of their respective Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed; provided, however, Sellers shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02 Non-Competition; Non-Solicitation.

(a) For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Sellers will not, and will not permit any of their respective Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in the information technology packaging business (the “Restricted Business”) in the State of California (the “Territory”); (ii) have an interest in any Person that engages, directly or indirectly, in the Restricted Business in the Territory in any capacity, including as a partner, stockholder, director, officer, member, manager, employee, contractor, principal, agent, volunteer, intern, advisor, or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Sellers may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent (2)% or more of any class of securities of such Person.

(b) During the Restricted Period, Sellers will not, and will not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any current or former employee of the Company or encourage any employee to leave the Company’s employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, however, nothing in this Section 5.02(b) shall prevent any Seller or any of their respective Affiliates from hiring: (i) any employee terminated by the Company; or (ii) after one hundred eighty (180) days from the date of resignation, any employee that has resigned from the Company.

(c) Sellers acknowledge that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, or specific performance (without any requirement to post bond).

(d) Sellers acknowledge that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written will not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03 Audit. Sellers have agreed to cause the Company to cooperate with the Buyer and the Buyer’s auditors in conducting an audit of the Company’s financial statements for the fiscal years ending December 31, 2024 and December 31, 2025 (the “Audit” and such audited financial statements referred to as the “Audited Financial Statements”). In connection therewith, the Sellers agreed to make all of its books and records of the Company available to the Buyer and its auditor and to make its employees and outside accountants available to the Buyer and its auditor in connection therewith.

Section 5.04 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI
Tax matters

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Sellers will not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any Straddle Period beginning after the Closing Date.

(b) All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

Section 6.02 Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 6.04) for purposes of this Agreement is: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.03 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, Sellers, nor any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.04 Tax Indemnification. The Sellers shall indemnify the Buyer and each Buyer Indemnitee (as defined in Section 7.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind (collectively, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement, “Losses”) attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.19; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.04 within ten business days after payment of such Taxes by Buyer or the Company. The term “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 6.05 Cooperation and Exchange of Information. The Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each of Sellers and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 6.06 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.19 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus sixty (60) days.

Section 6.07 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. For the avoidance of doubt, Sellers shall remain available to the Buyer for a period of six (6) months after the Closing Date to provide reasonable transition services to the Buyer, including assistance with the preparation and facilitation of any required financial audits, operational knowledge transfer, and other reasonable matters necessary for post-Closing transition.

ARTICLE VII
Indemnification

Section 7.01 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VII, each Seller shall, jointly and severally (except that with respect to the representation set forth in Section 3.02, each Seller shall be liable on a several, and not joint basis, only), indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers or the Company contained in this Agreement or the other Transaction Documents;

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Sellers or by the Company (prior to the Closing) pursuant to this Agreement or the other Transaction Documents;

(c) any Losses arising out of or relating to any employee of the Business being, as of the Closing Date, ineligible or unauthorized to work in the United States, including due to improper, incomplete, or inaccurate I-9 documentation or any other legal or regulatory reason, and any corrective action to be taken by Buyer with respect to such employee, including termination, replacement, or remediation, together with any direct costs associated therewith, such as government fines or penalties, recruiter or placement agency fees, wage adjustments, training costs, and other reasonable and documented out-of-pocket expenses; or

(d) any claim with respect to the [***] litigation claim disclosed on Section 3.14 of the Disclosure Schedules.

Section 7.02 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each of the Sellers and their respective Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.03 Indemnification Procedures. Whenever any claim shall arise for indemnification under this Agreement, the indemnified party (“Indemnified Party”) shall promptly provide written notice of such claim to the indemnifying party (the “Indemnifying Party”). Such notice by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including: (i) making available records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of such claim. Notwithstanding the foregoing, an Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.04 Limitations. Notwithstanding anything herein to the contrary, no Indemnifying Party shall be liable under this Agreement for any punitive, consequential, special, incidental or indirect damages, including, without limitation, lost profits, lost revenues, lost opportunity or loss of business; provided, however, that this limitation shall not apply to (a) damages arising from third-party claims for which indemnification is sought, or (b) damages resulting from the Indemnifying Party’s gross negligence or willful misconduct. In the event of any losses or damages, or alleged losses or damages, giving rise to indemnification or a claim for indemnification under this Agreement, the Indemnified Party hereby covenants and agrees to use commercially reasonable efforts (not requiring material expense, litigation, or diversion of significant internal resources) to mitigate such loss or damages, and the resulting indemnified losses or damages. The amount of an Indemnified Party’s indemnification obligations hereunder will be offset by the amount of any insurance proceeds actually recovered from insurers with respect to such losses or damages (net of any deductibles, co-payments or out-of-pocket costs of collection and any increase in insurance premiums attributable to such recovery). The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.01(a) or Section 7.02(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under such applicable section exceeds $25,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

Section 7.05 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein and all related rights to indemnification shall survive the Closing for a period of 12 (twelve) months; provided, however, the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.10(b), Section 3.19, Section 3.22, Section 4.01, Section 4.02 and Section 4.04 shall survive indefinitely. Subject to ARTICLE VI, all covenants and agreements of the parties hereto contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein. Notwithstanding the foregoing, any claims which are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.06 Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.19 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 7.07 Cumulative Remedies. The rights and remedies provided for in this ARTICLE VII (and in ARTICLE VI) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

ARTICLE VIII
Miscellaneous

Section 8.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Sellers:	[***] Email: [***] Attention: [***] [***] Email: [***] Attention: [***]
with a copy (which will not constitute notice) to:	[***] [***]Email: [***] Attention: Louis Brilleman, Esq.
If to Buyer:	PMGC Holdings Inc. 120 Newport Center Drive Newport Beach, CA 92660 Email: [***] Attention: Graydon Bensler
with a copy (which will not constitute notice) to:	Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 Email: [***] Attention: Carl Kleidman, Esq.

Section 8.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

Section 8.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement.

Section 8.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 8.08 Governing Law; Submission to Jurisdiction.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of California, in each case located in the county of Orange, and each party hereto irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

Section 8.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the date first written above.

/s/
[***]

/s/
[***]

A&B Aerospace, Inc.

By:	/s/
[***]
President and Chief Executive Officer

PMGC Holdings Inc.

By:	/s/ Graydon Bensler
Graydon Bensler
Chief Executive Officer